Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES COMPLETION OF PATIENT RECRUITMENT

IN PHASE 2b CLINICAL TRIAL OF EXCELLARATE™

FOR THE POTENTIAL TREATMENT OF DIABETIC FOOT ULCERS

SAN DIEGO, CA – May 6, 2009 – Cardium Therapeutics (NYSE Amex: CXM) and its subsidiary Tissue Repair Company (TRC) today announced the completion of recruitment for the pioneering Phase 2b MATRIX clinical trial to evaluate the safety and efficacy of the Excellarate™ product candidate for the potential treatment of non-healing foot ulcers in patients with type I or type II diabetes. Excellarate is designed to require only one or two physician-administered treatments, in contrast to most diabetic wound healing agents or devices in use that require repeated administrations over a long term (weeks to months).

To learn more about the Excellarate product candidate and the MATRIX clinical study click here (or visit Cardium’s website at www.cardiumthx.com). The television segment features the lead investigator of the study, Dr. Peter A. Blume, DPM, FACFAS, of the Yale University School of Medicine, and a patient enrolled in the study.

Excellarate is a collagen-based topical gel employing TRC’s Gene Activated Matrix™ (GAM) technology to locally stimulate the release of platelet-derived growth factor-B protein (PDGF-B), an important key in the human body’s wound healing process. Sustained, localized micro-release of PDGF-B by a patient’s own cells directly at the wound site is believed to stimulate angiogenesis and granulation tissue formation through the recruitment and proliferation of cells such as monocytes, fibroblasts and endothelial cells. These cell types are critical for the effective stimulation of a variety of wound healing processes.

MATRIX Study Completion and Plans

The MATRIX 2b clinical trial which has now completed recruitment is a prospective, randomized, double-blind, placebo-controlled study that screened approximately 285 patients at 30 U.S. medical centers and recruited more than 120 patients with lower extremity neuropathic ulcers that were chronically non-healing despite receiving standard of care. The study is designed to evaluate safety and efficacy in patients receiving one or two doses of Excellarate compared to placebo controls. A standard of care reference arm is also included in the study. The primary endpoint of the study is complete wound closure at or before the initial 12-week study period. Other key efficacy endpoints include time to complete wound closure, absolute and percent change in ulcer area, and wound healing trajectories at various time points. With confirmation of one or more medically meaningful responses, Cardium and TRC would expect to meet with the U.S. Food and Drug Administration (FDA) to review the complete safety and efficacy database from this Phase 2b clinical study and their plans for initiating a larger-scale Phase 3 pivotal study.

The MATRIX clinical study demographics appeared to be well balanced and reflective of the patient population Excellarate would be intended to treat. Based on the data from patients enrolled in the study, the mean size of ulcers at treatment was approximately 2.9 cm2 (range ~1.4 – 9.0 cm2), and these ulcers were considered chronic, having remained unhealed prior to treatment for a median of approximately 30 weeks (range ~6 – 678 weeks). The median age of patients enrolled in the study was approximately 60 (range 31 – 86). Approximately three quarters of the patients were men and one quarter were women; and they represented a range of racial and ethnic backgrounds.

All patients in the MATRIX study also underwent an initial two-week pre-treatment with standard of care therapy in order to confirm that the wounds to be treated in the study were chronic and non-healing. It was found that approximately 27% of the patients in the study had previously had at least one amputation (either a toe or a complete foot) due to prior unhealed ulcers. In addition, approximately 14% of the wounds being treated in the study had previously failed to heal even after being treated with what are generally regarded as the most advanced wound care procedures available (i.e., repeat-administration therapies using Becaplermin protein [Regranex®] or negative pressure pumps, or “living-skin” equivalents).

The MATRIX Data and Safety Monitoring Board has reviewed safety data collected for study participants as of April 21, 2009 and reported that the Excellarate product candidate appeared to be both safe and well tolerated, with no serious adverse events attributable to the study product. The Company will report further on safety and key efficacy data – particularly the percentage of patients achieving complete wound closure, the rate of wound closure and the reduction of wound size at various time points – when such data become available. Patients whose wounds are successfully closed are also followed for several months to verify that their wounds remain closed.

Approximately 70% of the patients recruited in the MATRIX study have already completed their initial 12-week evaluation period. Consistent with other Phase 2 clinical study designs, the MATRIX clinical trial is powered to demonstrate a statistically significant difference between patients treated with the Excellarate drug candidate (one or two doses as a single group) compared to placebo treated patients based on an 80% statistical powering and a 95% confidence interval.

The ability to achieve closure of chronically non-healing wounds following application of a simple topical gel is considered to be particularly important in patient populations such as diabetics among others, for whom compliance with a regimen of repeated wound cleanings and product re-administrations can pose a major limitation affecting the use and therapeutic effectiveness of available products. In addition, many patients, including approximately one in seven participants in the MATRIX clinical study, have wounds that did not close even after treatments with what are regarded as the most advanced wound care therapies currently available. Failure to close these chronic diabetic wounds is associated with a continuing risk of infections leading to amputation, a result that is associated with extremely high mortality (approximately 50% of such patients die within three years following amputation).

“Our pioneering Excellarate product candidate, which is driven by TRC’s Gene-Activated Matrix technology platform, is being developed to address a number of therapeutic and administration limitations of existing drugs and other currently available therapies for diabetic patients suffering with chronic foot ulcers,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of

Cardium. “Our MATRIX clinical study, which included extensive photographic documentation, as well as computerized ulcer planimetry measurements on a weekly basis, represents one of the most extensively evaluated DNA-based wound healing therapeutics ever developed. The valuable information from this study is also expected to support Cardium and TRC advancing into other important product opportunities including pressure ulcers, venous stasis ulcers, bone injury repair and potentially other advanced therapeutic applications.”

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and patient temperature modulation, including InnerCool’s new RapidBlue™ System, which recently received FDA clearance, and its CoolBlue™ System, please visit www.innercool.com.

Cardium also has two biologic candidates in clinical development. Cardium’s Tissue Repair Company subsidiary (TRC) is focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-B (PDGF-B). Excellarate™ is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. GAM technology can also be applied to a number of other approaches benefiting from sustained localized release of therapeutic proteins and other agents. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Cardium’s Generx product candidate (alferminogene tadenovec, Ad5FGF-4) is a DNA-based growth factor therapeutic designed for use by interventional cardiologists as a potential one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its most recent annual report on Form 10-K and other reports as filed with the Securities and Exchange Commission and available on the company’s website.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the MATRIX study or other human clinical trials can be conducted and completed in an efficient and successful manner, that Excellarate or our other candidates will prove to be sufficiently safe and effective, that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, that clinical studies even if successful will lead to product advancement or partnering, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that FDA, CE Mark or other regulatory clearances or UL or other certifications, or partnering or other distribution agreements or other commercialization efforts will be successful or will effectively accelerate the business or market, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population, or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and therapeutic hypothermia devices and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our ability to successfully accelerate the commercialization of our therapeutic hypothermia devices and launch new devices within the timeframes contemplated, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2009 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx® are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, and Excellarate™

are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, RapidBlue™ and CoolBlue™ are trademarks of InnerCool Therapies, Inc.

Other trademarks are the property of their respective owners.